Exhibit 99.2
NexCen Brands Sells Mortgage-Backed Securities Portfolio
Recognizes gain on sale of $743,000
New York, NY – November 1, 2006: NexCen Brands, Inc. (formerly Aether Holdings, Inc., “NexCen” or the “Company”) (Nasdaq: NEXC), announced today that it has entered into transactions for the sale of its remaining mortgage-backed securities (“MBS”) portfolio. One security was sold and settled yesterday, October 31, 2006, with the remainder sold pursuant to forward sale arrangements which settle on November 21, 2006. The Company expects to recognize a gain in the fourth quarter of 2006 of approximately $743,000 relating to the sale of these bonds.
The Company will no longer own any MBS, nor will it be engaged in the MBS business once the remaining sale transactions are settled on November 21, 2006. Total proceeds from these MBS sales, exclusive of accrued interest and prepayments already received in October, and including any prepayments to be received in November 2006, will be approximately $78.0 million.
NexCen received approval to sell its remaining MBS at its annual shareholder’s meeting held on October 31, 2006. The proceeds from the sale of its MBS will be used to support the Company’s intellectual property business.
About NexCen Brands
NexCen Brands, Inc. (formerly Aether Holdings, Inc.) is a brand acquisition and management company focused on assembling a diversified portfolio of IP-centric companies operating in the consumer branded products and franchise industries.
For more information on this transaction please contact:
Media Relations:
Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net
Investor Relations:
David B. Meister
NexCen Brands, Inc.
(212) 277-1119
investor_relations@nexcenbrands.com